Exhibit 99.1

NEWS

CONTACT:  Brian J. Richardson
UNIVEST FINANCIAL CORPORATION
Chief Financial Officer
215-721-2446, richardsonb@univest.net

FOR IMMEDIATE RELEASE

UNIVEST FINANCIAL CORPORATION REPORTS FIRST QUARTER RESULTS

SOUDERTON, Pa., April 22, 2020 - Univest Financial Corporation (“Univest” or the "Corporation") (NASDAQ: UVSP), parent company of Univest Bank and Trust Co. and its insurance, investments and equipment financing subsidiaries, today announced net income for the quarter ended March 31, 2020 of $838 thousand, or $0.03 diluted earnings per share, compared to net income of $16.1 million, or $0.55 diluted earnings per share, for the quarter ended March 31, 2019.

During these challenging times, we continue to responsibly serve the needs of our customers while prioritizing the health and safety of our employees. We have implemented drive-through only banking at all our locations that have drive-through capabilities. Additionally, we have controlled and limited access at our financial centers to allow customers to access their safe deposit boxes and to serve customers at locations without drive-through capabilities. We have enabled approximately 95% of our non-financial center personnel to work remotely. Our employees, systems and processes have managed this unprecedented change seamlessly and with great success.

As a direct result of the impact of COVID-19, we have taken various actions to support our customers and the communities they live in and serve, including modifying outstanding loans and waiving certain deposit service charges. As of April 16, 2020, we have modified, or were in the process of modifying, approximately 1,100 loans via principal and/or interest deferrals in accordance with Section 4013 of the CARES Act and the Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus and will not be categorizing these modifications as troubled debt restructurings. These loans had current principal balances of approximately $540 million. Additionally, we successfully processed approximately 1,050 Paycheck Protection Program (PPP) applications and secured SBA funding of approximately $415 million for our customers prior to the allocated funding being exhausted on April 16, 2020. We will continue to support our customers during these challenging times.

CECL
The Corporation adopted Accounting Standard Update No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“CECL”) effective January 1, 2020. Upon adoption, the reserve for credit losses on loans and leases increased by $12.9 million, the reserve for credit losses on investments increased by $300 thousand and the reserve for unfunded commitments increased by $1.1 million. This resulted in an after-tax retained earnings adjustment of $11.3 million. During the quarter ended March 31, 2020, the Corporation recorded CECL related charges of $21.8 million, including a provision for credit losses on loans and leases of $20.4 million, a provision for credit losses on investment securities of $597 thousand and a reserve for unfunded commitments of $794 thousand.

The financial results for the quarter ended March 31, 2020, included $20.3 million (after-tax charge of $16.1 million), or $0.55 diluted earnings per share, of expense related to COVID-19, which was the result of economic assumptions within the Corporation’s CECL model. This charge included a provision for credit losses on loans and leases of $19.4 million, a provision for credit losses on investment securities of $536 thousand and a reserve for unfunded commitments of $384 thousand.

One-Time Items
The results for the quarter ended March 31, 2020, included a $652 thousand ($515 thousand after-tax), or $0.02 diluted earnings per share, gain on sale of investments securities and a $656 thousand ($518 thousand after-tax), or $0.02 diluted earnings per share, charge in other expense related to the extinguishment of long-term debt. Both of these items resulted from opportunistic balance sheet trades that were executed during the quarter ended March 31, 2020 based on market conditions.

Loans
Gross loans and leases increased $62.0 million, or 5.7% (annualized), from December 31, 2019 and $380.9 million, or 9.4%, from March 31, 2019. The growth in loans from December 31, 2019 and March 31, 2019 was primarily in commercial real estate and residential real estate loans.

Deposits
Total deposits increased $47.2 million, or 4.3% (annualized), from December 31, 2019 primarily due to increases in commercial and consumer deposits partially offset by a seasonal decrease in public funds deposits. Total deposits increased $404.2 million, or 10.1%, from March 31, 2019 primarily due to increases in commercial, public fund and consumer deposits.

Net Interest Income and Margin
Net interest income of $42.5 million for the first quarter of 2020 increased $945 thousand, or 2.3%, from the first quarter of 2019. The increase in net interest income for the first quarter of 2020 compared to the first quarter of 2019 was primarily due to lower deposit and borrowing costs and growth in loans partially offset by a decrease in yield on loans.

Net interest margin, on a tax-equivalent basis, was 3.48% for the first quarter of 2020, compared to 3.44% for the fourth quarter of 2019 and 3.75% for the first quarter of 2019. Purchase accounting accretion had no impact on the quarter ended March 31, 2020 compared to a favorable impact of three basis points for the quarter ended December 31, 2019 and one basis point for the quarter ended March 31, 2019. Excess liquidity reduced net interest margin by approximately six basis points for the quarter ended March 31, 2020 compared to twelve basis points for the quarter ended December 31, 2019 and had no impact on the quarter ended March 31, 2019. This excess liquidity was primarily driven by strong deposit balance growth over the last year. Excluding purchase accounting accretion and the impact of excess liquidity, the net interest margin, on a tax-equivalent basis, was 3.54% for the quarter ended March 31, 2020, 3.53% for the quarter ended December 31, 2019 and 3.74% for the quarter ended March 31, 2019.

Noninterest Income
Noninterest income for the quarter ended March 31, 2020 was $18.4 million, an increase of $2.1 million, or 12.8%, from the first quarter of 2019.

Net gain on mortgage banking activities increased $2.3 million, or 468.1%, for the quarter primarily due to an increase in mortgage volume and expansion of margins. Net gain on sales of investment securities increased $694 thousand for the quarter primarily due to a $652 thousand gain on the sale of $58.3 million of agency backed mortgage backed securities. Investment advisory commission and fee income increased $466 thousand, or 12.3%, for the quarter primarily due to new client relationships and appreciation of assets under management, as a majority of investment advisory fees are billed based on the prior quarter-end assets under management balance.

Insurance commission and fee income decreased $412 thousand, or 8.0%, for the quarter primarily due to a decrease in contingent commission income of $389 thousand, which was $1.1 million for the quarter ended March 31, 2020 compared to $1.5 million for the quarter ended March 31, 2019. Other service fee income decreased $397 thousand, or 17.5%, primarily due to an increase of $331 thousand of mortgage servicing rights amortization for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019. The increase in amortization for the quarter was primarily driven by the decline in interest rates and their impact on prepayment activity. BOLI income decreased $218 thousand, or 22.9%, for the quarter ended March 31, 2020 primarily due to income on our non-qualified annuity portfolio of $26 thousand in the first quarter of 2020 compared to income of $249 thousand in the first quarter of 2019. During the first quarter of 2019, in order to reduce future volatility, the Corporation transferred the funds invested within the non-qualified annuity portfolio to a stable fund investment strategy. Other income decreased $272 thousand, 80.2%, for the quarter ended March 31, 2020, primarily driven by a loss in the value of equity securities measured at fair value of $268 thousand for the quarter ended March 31, 2020 compared to a gain of $4 thousand for the quarter ended March 31, 2019.

Noninterest Expense
Noninterest expense for the quarter ended March 31, 2020 was $39.6 million, an increase of $4.0 million, or 11.3%, compared to the first quarter of 2019.

Salaries, benefits and commissions increased $2.3 million, or 10.6%, for the quarter primarily attributable to additional staff hired, primarily during 2019, to support revenue generation across all business lines, expansion of our commercial lending groups in the first and second quarter of 2019, annual merit increases and increased variable compensation due to strong mortgage banking activity. Data processing expense increased $246 thousand, or 9.8%, for the quarter primarily due to continued investments in customer relationship management software and internal infrastructure improvements as well as outsourced data processing solutions. Other expense increased $1.6 million, or 31.4%, for the quarter primarily due to a one-time $656 thousand charge related to the extinguishment of long-term debt and an increase of $794 thousand in the reserve for unfunded commitments, which resulted from the adoption of CECL.

Asset Quality and Provision for Credit Losses on Loans and Leases
Nonperforming assets were $39.0 million at March 31, 2020, compared to $39.3 million at December 31, 2019 and $27.4 million at March 31, 2019. The increase in nonperforming assets at March 31, 2020 compared to March 31, 2019 was primarily due to one commercial banking relationship, totaling $11.8 million as of March 31, 2020, which was placed on non-accrual status during 2019.

Net loan and lease charge-offs were $489 thousand during the first quarter of 2020. The provision for credit losses on loans and leases was $20.4 million for the first quarter of 2020, compared to $2.7 million for the first quarter of 2019, as explained earlier in this release.

The allowance for credit losses on loans and leases as a percentage of loans and leases held for investment was 1.53% at March 31, 2020, compared to 0.81% at December 31, 2019 and 0.78% at March 31, 2019.

Tax Provision
The effective income tax rate was (261.2%) for the quarter ended March 31, 2020, compared to an effective income tax rate of 17.9% for the quarter ended March 31, 2019. The negative effective tax rate for the quarter ended March 31, 2020 reflects the benefits of tax-exempt income from investments in municipal securities and loans and leases.

Dividend
On February 24, 2020, Univest declared a quarterly cash dividend of $0.20 per share, payable on April 1, 2020. This represented a 5.24% annualized yield based on the closing price of Univest’s stock on the date the dividend was paid.

Conference Call
Univest will host a conference call to discuss first quarter 2020 results on Thursday, April 23, 2020 at 9:00 a.m. EST. Participants may preregister at http://dpregister.com/10141755. The general public can access the call by dialing 1-888-338-6515. A replay of the conference call will be available through May 23, 2020 by dialing 1-877-344-7529; using Conference ID: 10141755.

About Univest Financial Corporation
Univest Financial Corporation (UVSP), including its wholly-owned subsidiary Univest Bank and Trust Co., Member FDIC, has approximately $5.5 billion in assets and $3.3 billion in assets under management and supervision through its Wealth Management lines of business at March 31, 2020. Headquartered in Souderton, Pa. and founded in 1876, the Corporation and its subsidiaries provide a full range of financial solutions for individuals, businesses, municipalities and nonprofit organizations primarily in the Mid-Atlantic Region. Univest delivers these services through a network of more than 50 offices in southeastern Pennsylvania extending to the Lehigh Valley and Lancaster, as well as in New Jersey and Maryland and online at www.univest.net.
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This press release of Univest and the reports Univest files with the Securities and Exchange Commission often contain "forward-looking statements" relating to present or future trends or factors affecting the financial services industry and, specifically, the financial operations, markets and products of Univest. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Univest's future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) competitive pressures among financial institutions; (2) changes in the interest rate environment; (3) changes in asset quality, prepayment speeds, loan sale volumes, charge-offs and loan loss provisions; (4) general economic conditions; (5) legislative or regulatory changes that may adversely affect the businesses in which Univest is engaged; (6) technological issues that may adversely affect Univest financial operations or customers; (7) changes in the securities markets or (8) risk factors mentioned in the reports and registration statements Univest files with the Securities and Exchange Commission. It is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: (1) demand for our products and services may decline, making it difficult to grow assets and income; (2) if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; (3) collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; (4) our allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect our net income; (5) the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; (6) as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; (6) a material decrease in net income or a net loss over several quarters could result in a decrease in the rate of our quarterly cash dividend; (7) our wealth management revenues may decline with continuing market turmoil; (8) our cyber security risks are increased as the result of an increase in the number of employees working remotely; (9) we rely on third party vendors for certain services and the unavailability of a critical service due to the COVID-19 outbreak could have an adverse effect on us; (10); and Federal Deposit Insurance Corporation premiums may increase if the agency experience additional resolution costs. Univest undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
March 31, 2020
(Dollars in thousands)

Balance Sheet (Period End)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Assets	$5,464,768	$5,380,924	$5,353,611	$5,154,298	$5,035,527
Investment securities, net of allowance for credit losses	423,521	441,599	448,447	468,833	466,883
Loans held for sale	11,417	5,504	2,893	1,498	921
Loans and leases held for investment, gross	4,448,825	4,386,836	4,251,933	4,167,904	4,067,879
Allowance for credit losses, loans and leases	68,216	35,331	33,662	32,600	31,602
Loans and leases held for investment, net	4,380,609	4,351,505	4,218,271	4,135,304	4,036,277
Total deposits	4,407,303	4,360,075	4,337,991	4,122,110	4,003,153
Noninterest-bearing deposits	1,318,270	1,279,681	1,198,425	1,166,301	1,103,674
NOW, money market and savings	2,452,021	2,474,384	2,421,466	2,246,372	2,260,795
Time deposits	637,012	606,010	718,100	709,437	638,684
Borrowings	323,363	263,596	273,855	304,241	313,083
Shareholders' equity	651,551	675,122	664,299	651,670	637,606

Balance Sheet (Average)	For the three months ended,
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Assets	$5,409,561	$5,400,591	$5,317,867	$5,170,448	$5,004,253
Investment securities, net of allowance for credit losses	441,900	445,932	460,099	471,422	470,196
Loans and leases, gross	4,388,584	4,280,430	4,170,485	4,123,069	4,017,362
Deposits	4,349,984	4,374,586	4,288,170	4,145,411	3,931,199
Shareholders' equity	673,460	672,647	659,523	645,538	631,574

Asset Quality Data (Period End)
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Nonaccrual loans and leases, including nonaccrual troubled debt restructured loans and leases	$36,626	$38,578	$37,368	$25,147	$25,952
Accruing loans and leases 90 days or more past due	1,777	143	2,488	1,379	636
Accruing troubled debt restructured loans and leases	54	54	54	55	270
Total nonperforming loans	38,457	38,775	39,910	26,581	26,858
Other real estate owned	516	516	495	540	540
Total nonperforming assets	$38,973	$39,291	$40,405	$27,121	$27,398
Nonaccrual loans and leases / Loans and leases held for investment	0.82%	0.88%	0.88%	0.60%	0.64%
Nonperforming loans and leases / Loans and leases held for investment	0.86%	0.88%	0.94%	0.64%	0.66%
Nonperforming assets / Total assets	0.71%	0.73%	0.75%	0.53%	0.54%

Allowance for credit losses, loans and leases	$68,216	$35,331	$33,662	$32,600	$31,602
Allowance for credit losses, loans and leases / Loans and leases held for investment	1.53%	0.81%	0.79%	0.78%	0.78%
Allowance for credit losses, loans and leases / Nonaccrual loans and leases held for investment	186.25%	91.58%	90.08%	129.64%	121.77%
Allowance for credit losses, loans and leases / Nonperforming loans and leases held for investment	177.38%	91.12%	84.34%	122.64%	117.66%

	For the three months ended,
	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Net loan and lease charge-offs	$489	$558	$468	$1,078	$447
Net loan and lease charge-offs (annualized)/Average loans and leases	0.04%	0.05%	0.04%	0.10%	0.05%

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
March 31, 2020
(Dollars in thousands, except per share data)
	For the three months ended,
For the period:	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Interest income	$52,019	$53,369	$54,300	$54,060	$52,364
Interest expense	9,551	10,940	11,655	11,425	10,841
Net interest income	42,468	42,429	42,645	42,635	41,523
Provision for credit losses	21,049	2,227	1,530	2,076	2,685
Net interest income after provision	21,419	40,202	41,115	40,559	38,838
Noninterest income:
Trust fee income	1,890	1,912	1,973	2,054	1,887
Service charges on deposit accounts	1,397	1,551	1,513	1,447	1,435
Investment advisory commission and fee income	4,255	4,064	4,032	4,055	3,789
Insurance commission and fee income	4,732	3,609	3,877	3,941	5,144
Other service fee income	1,870	2,229	2,255	2,590	2,267
Bank owned life insurance income	734	741	743	743	952
Net gain on sales of investment securities	695	13	33	7	1
Net gain on mortgage banking activities	2,744	1,038	1,629	796	483
Other income	67	1,013	544	723	339
Total noninterest income	18,384	16,170	16,599	16,356	16,297
Noninterest expense:
Salaries, benefits and commissions	23,836	21,933	22,758	22,052	21,546
Net occupancy	2,574	2,534	2,475	2,601	2,611
Equipment	995	1,027	1,088	1,065	990
Data processing	2,760	2,685	2,624	2,627	2,514
Professional fees	1,317	1,475	1,517	1,307	1,264
Marketing and advertising	402	710	558	786	540
Deposit insurance premiums	504	342	(444)	430	452
Intangible expense	330	374	378	417	426
Other expense	6,853	6,398	5,316	5,493	5,214
Total noninterest expense	39,571	37,478	36,270	36,778	35,557
Income before taxes	232	18,894	21,444	20,137	19,578
Income tax (benefit) expense	(606)	3,384	3,782	3,669	3,499
Net income	$838	$15,510	$17,662	$16,468	$16,079
Net income per share:
Basic	$0.03	$0.53	$0.60	$0.56	$0.55
Diluted	$0.03	$0.53	$0.60	$0.56	$0.55
Dividends declared per share	$0.20	$0.20	$0.20	$0.20	$0.20
Weighted average shares outstanding	29,286,200	29,327,169	29,305,524	29,287,754	29,277,339
Period end shares outstanding	29,164,782	29,334,629	29,312,534	29,294,942	29,272,502

Univest Financial Corporation
Consolidated Selected Financial Data (Unaudited)
March 31, 2020

	For the three months ended,
Profitability Ratios (annualized)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Return on average assets	0.06%	1.14%	1.32%	1.28%	1.30%
Return on average shareholders' equity	0.50%	9.15%	10.62%	10.23%	10.32%
Return on average tangible common equity (1)	0.68%	12.40%	14.52%	14.10%	14.36%
Net interest margin (FTE)	3.48%	3.44%	3.52%	3.67%	3.75%
Efficiency ratio (2)	64.1%	63.0%	60.4%	61.5%	60.5%

Capitalization Ratios
Dividends declared to net income	699.9%	37.8%	33.2%	35.6%	36.4%
Shareholders' equity to assets (Period End)	11.92%	12.55%	12.41%	12.64%	12.66%
Tangible common equity to tangible assets (1)	8.99%	9.59%	9.42%	9.54%	9.47%
Common equity book value per share	$22.34	$23.01	$22.66	$22.25	$21.78
Tangible common equity book value per share (1)	$16.31	$17.01	$16.64	$16.20	$15.72

Regulatory Capital Ratios (Period End)
Tier 1 leverage ratio	9.90%	10.02%	9.97%	10.01%	10.10%
Common equity tier 1 risk-based capital ratio	10.79%	11.03%	11.03%	10.99%	10.93%
Tier 1 risk-based capital ratio	10.79%	11.03%	11.03%	10.99%	10.93%
Total risk-based capital ratio	13.65%	13.78%	13.81%	13.79%	13.77%

(1) This consolidated selected financial data schedule contains supplemental financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The management of Univest uses these non-GAAP measures in its analysis of the Corporation's performance. These measures should not be considered a substitute for GAAP basis measures nor should they be viewed as a substitute for operating results determined in accordance with GAAP. Management believes the presentation of the non-GAAP financial measures, which exclude the impact of the specified items, provides useful supplemental information that is essential to a proper understanding of the financial results of the Corporation. See below tables for additional information.

(a) Shareholders' equity	$651,551	$675,122	$664,299	$651,670	$637,606
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (g)	(3,333)	(3,658)	(4,026)	(4,396)	(4,805)
(b) Tangible common equity	$475,659	$498,905	$487,714	$474,715	$460,242

(c) Total assets	$5,464,768	$5,380,924	$5,353,611	$5,154,298	$5,035,527
Goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Other intangibles (g)	(3,333)	(3,658)	(4,026)	(4,396)	(4,805)
(d) Tangible assets	$5,288,876	$5,204,707	$5,177,026	$4,977,343	$4,858,163

(e) Average shareholders' equity	$673,460	$672,647	$659,523	$645,538	$631,574
Average goodwill	(172,559)	(172,559)	(172,559)	(172,559)	(172,559)
Average other intangibles (g)	(3,506)	(3,853)	(4,234)	(4,615)	(5,031)
(f) Average tangible common equity	$497,395	$496,235	$482,730	$468,364	$453,984

(g) Amount does not include servicing rights

(2) Noninterest expense to net interest income before loan loss provision plus noninterest income adjusted for tax equivalent income.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended,
Tax Equivalent Basis	March 31, 2020			December 31, 2019
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$118,108	$325	1.11%	$205,703	$860	1.66%
U.S. government obligations	7,298	37	2.04	7,297	37	2.01
Obligations of state and political subdivisions	33,595	289	3.46	35,938	324	3.58
Other debt and equity securities	401,007	2,668	2.68	402,697	2,684	2.64
Federal Home Loan Bank, Federal Reserve Bank and other stock	31,450	527	6.74	30,653	514	6.65
Total interest-earning deposits, investments and other interest-earning assets	591,458	3,846	2.62	682,288	4,419	2.57
Commercial, financial, and agricultural loans	821,267	8,631	4.23	830,757	9,197	4.39
Real estate—commercial and construction loans	2,139,369	23,917	4.50	2,040,442	23,526	4.57
Real estate—residential loans	991,550	11,052	4.48	966,370	11,566	4.75
Loans to individuals	30,016	407	5.45	31,694	458	5.73
Municipal loans and leases	317,006	3,265	4.14	325,939	3,323	4.04
Lease financings	89,376	1,554	6.99	85,228	1,528	7.11
Gross loans and leases	4,388,584	48,826	4.47	4,280,430	49,598	4.60
Total interest-earning assets	4,980,042	52,672	4.25	4,962,718	54,017	4.32
Cash and due from banks	50,891			50,794
Reserve for credit losses, loans and leases	(44,372)			(34,392)
Premises and equipment, net	56,399			57,043
Operating lease right-of-use assets	34,545			34,693
Other assets	332,056			329,735
Total assets	$5,409,561			$5,400,591
Liabilities:
Interest-bearing checking deposits	$584,391	$796	0.55%	$566,904	$941	0.66%
Money market savings	1,057,336	2,903	1.10	1,074,066	3,749	1.38
Regular savings	816,760	792	0.39	798,145	870	0.43
Time deposits	602,903	2,915	1.94	648,726	3,261	1.99
Total time and interest-bearing deposits	3,061,390	7,406	0.97	3,087,841	8,821	1.13
Short-term borrowings	40,126	106	1.06	30,404	63	0.82
Long-term debt	169,205	764	1.82	153,049	795	2.06
Subordinated notes	94,847	1,275	5.41	94,786	1,261	5.28
Total borrowings	304,178	2,145	2.84	278,239	2,119	3.02
Total interest-bearing liabilities	3,365,568	9,551	1.14	3,366,080	10,940	1.29
Noninterest-bearing deposits	1,288,594			1,286,745
Operating lease liabilities	37,766			37,867
Accrued expenses and other liabilities	44,173			37,252
Total liabilities	4,736,101			4,727,944
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	295,318			294,731
Retained earnings and other equity	220,358			220,132
Total shareholders' equity	673,460			672,647
Total liabilities and shareholders' equity	$5,409,561			$5,400,591
Net interest income		$43,121			$43,077
Net interest spread			3.11			3.03
Effect of net interest-free funding sources			0.37			0.41
Net interest margin			3.48%			3.44%
Ratio of average interest-earning assets to average interest-bearing liabilities	147.97	%		147.43	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs, purchase accounting adjustments and unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended March 31, 2020 and December 31, 2019 have been calculated using the Corporation’s federal applicable rate of 21.0%.

Univest Financial Corporation
Average Balances and Interest Rates (Unaudited)
	For the Three Months Ended March 31,
Tax Equivalent Basis	2020			2019
	Average	Income/	Average	Average	Income/	Average
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Interest-earning deposits with other banks	$118,108	$325	1.11%	$42,566	$269	2.56%
U.S. government obligations	7,298	37	2.04	20,039	82	1.66
Obligations of state and political subdivisions	33,595	289	3.46	64,167	546	3.45
Other debt and equity securities	401,007	2,668	2.68	385,990	2,631	2.76
Federal Home Loan Bank, Federal Reserve Bank and other stock	31,450	527	6.74	32,360	586	7.34
Total interest-earning deposits, investments and other interest-earning assets	591,458	3,846	2.62	545,122	4,114	3.06
Commercial, financial, and agricultural loans	821,267	8,631	4.23	811,071	10,758	5.38
Real estate—commercial and construction loans	2,139,369	23,917	4.50	1,822,276	21,559	4.80
Real estate—residential loans	991,550	11,052	4.48	938,299	11,412	4.93
Loans to individuals	30,016	407	5.45	32,524	518	6.46
Municipal loans and leases	317,006	3,265	4.14	332,299	3,221	3.93
Lease financings	89,376	1,554	6.99	80,893	1,435	7.19
Gross loans and leases	4,388,584	48,826	4.47	4,017,362	48,903	4.94
Total interest-earning assets	4,980,042	52,672	4.25	4,562,484	53,017	4.71
Cash and due from banks	50,891			44,714
Reserve for credit losses, loans and leases	(44,372)			(30,111)
Premises and equipment, net	56,399			59,179
Operating lease right-of-use assets	34,545			37,129
Other assets	332,056			330,858
Total assets	$5,409,561			$5,004,253
Liabilities:
Interest-bearing checking deposits	$584,391	$796	0.55%	$478,927	$714	0.60%
Money market savings	1,057,336	2,903	1.10	918,487	3,748	1.65
Regular savings	816,760	792	0.39	789,033	814	0.42
Time deposits	602,903	2,915	1.94	655,303	2,927	1.81
Total time and interest-bearing deposits	3,061,390	7,406	0.97	2,841,750	8,203	1.17
Short-term borrowings	40,126	106	1.06	117,664	638	2.20
Long-term debt	169,205	764	1.82	145,299	739	2.06
Subordinated notes	94,847	1,275	5.41	94,603	1,261	5.41
Total borrowings	304,178	2,145	2.84	357,566	2,638	2.99
Total interest-bearing liabilities	3,365,568	9,551	1.14	3,199,316	10,841	1.37
Noninterest-bearing deposits	1,288,594			1,089,449
Operating lease liabilities	37,766			40,090
Accrued expenses and other liabilities	44,173			43,824
Total liabilities	4,736,101			4,372,679
Shareholders' Equity:
Common stock	157,784			157,784
Additional paid-in capital	295,318			292,746
Retained earnings and other equity	220,358			181,044
Total shareholders' equity	673,460			631,574
Total liabilities and shareholders' equity	$5,409,561			$5,004,253
Net interest income		$43,121			$42,176
Net interest spread			3.11			3.34
Effect of net interest-free funding sources			0.37			0.41
Net interest margin			3.48%			3.75%
Ratio of average interest-earning assets to average interest-bearing liabilities	147.97	%		142.61	%

Note 1: For rate calculation purposes, average loan and lease categories include deferred fees and costs, purchase accounting adjustments and unearned discount.
Nonaccrual loans and leases have been included in the average loan and lease balances. Loans held for sale have been included in the average loan balances.
Tax-equivalent amounts for the three months ended March 31, 2020 and 2019 have been calculated using the Corporation’s federal applicable rate of 21.0%.